Exhibit 5.2

December 21, 2012

SL Green Realty Corp.

420 Lexington Avenue

New York, New York  10170

Re:

SL Green Realty Corp., a Maryland corporation (the “Company”) - Issuance and sale of shares of common stock, par value $0.01 per share (“Common Stock”), of the Company having an aggregate gross sales price of up to $45,356,605 (the “Shares”) to be issued and sold from time to time pursuant to the At-the-Market Equity Offering Sales Agreement, dated as of July 27, 2011 (the “Citigroup Sales Agreement”), by and among the Company, SL Green Operating Partnership, L.P., a Delaware limited partnership of which the Company is the sole general partner (the “Operating Partnership”), and Citigroup Global Markets Inc., as sales agent and/or principal, and the At-the-Market Equity Offering Sales Agreement, dated as of July 27, 2011 (the “J.P. Morgan Sales Agreement”), by and among the Company, the Operating Partnership and J.P. Morgan Securities LLC, as sales agent and/or principal, and pursuant to a Registration Statement on Form S-3 filed with the United States Securities and Exchange Commission (the “Commission”) on or about December 21, 2012, and any amendments thereto (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to the Company in connection with the registration of the Shares under the Securities Act of 1933, as amended (the “Act”), by the Company pursuant to the Registration Statement.  The Shares represent shares of Common Stock previously registered under the Act but unsold under a prospectus supplement filed with the Commission on or about July 27, 2011 in connection with the Company’s entry into the Citigroup Sales Agreement and the J.P. Morgan Sales Agreement, which together relate to the issuance and sale, from time to time, of shares of Common Stock having an aggregate gross sales price of up to $250,000,000.  You have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i)                                     the corporate charter of the Company (the “Charter”), represented by Articles of Incorporation filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on June 10, 1997, Articles Supplementary filed with the Department on May 14, 1998, Articles

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Supplementary filed with the Department on March 20, 2000, Articles Supplementary filed with the Department on December 10, 2003, Articles Supplementary filed with the Department on May 20, 2004, Articles Supplementary filed with the Department on July 13, 2004, Articles of Amendment and Restatement filed with the Department on May 30, 2007, a Certificate of Correction filed with the Department on May 11, 2009, two Articles Supplementary both filed with the Department on September 16, 2009, Articles Supplementary filed with the Department on January 19, 2010 and two Articles Supplementary both filed with the Department on August 9, 2012;

(ii)                                  the Second Amended and Restated Bylaws of the Company adopted on or about December 12, 2007, Amendment #1 to the Second Amended and Restated Bylaws of the Company adopted on March 11, 2009, Amendment #2 to the Second Amended and Restated Bylaws of the Company adopted on September 14, 2009 and Amendment #3 to the Second Amended and Restated Bylaws of the Company adopted on December 12, 2012 (collectively, the “Bylaws”);

(iii)                               resolutions adopted by the Board of Directors of the Company on or as of July 14, 2011, January 30, 2012, March 14, 2012 and December 18, 2012 (collectively, the “Directors’ Resolutions”);

(iv)                              the Registration Statement and the related base prospectus dated December 21, 2012, and the prospectus supplement relating to the offer and sale of the Shares, each in the form filed or to be filed with the Commission;

(v)                                 a copy of the Citigroup Sales Agreement;

(vi)                              a copy of the J.P. Morgan Sales Agreement;

(vii)                           a status certificate of the Department, dated as of a recent date, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland and is duly authorized to transact business in the State of Maryland;

(viii)                        a certificate of Andrew S. Levine, Executive Vice President and Secretary of the Company, dated as of a recent date (the “Officer’s Certificate”), to the effect that, among other things, the copies of the Charter, the Bylaws and the Directors’ Resolutions are true, correct and complete, have not been rescinded or modified and are in full force and effect as of the date of the Officer’s Certificate, and certifying as to the manner of adoption of the Directors’ Resolutions and the form, approval, execution and delivery of the Citigroup Sales Agreement and the J.P. Morgan Sales Agreement; and

(ix)                              such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the limitations, assumptions, and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

(a)                                 each person executing any of the Documents on behalf of any party (other than the Company) is duly authorized to do so;

(b)                                 each natural person executing any of the Documents is legally competent to do so;

(c)                                  any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified, facsimile or photostatic copies conform to the original document; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(d)                                 all certificates submitted to us, including but not limited to the Officer’s Certificate, are true and correct, both when made and as of the date hereof;

(e)                                  none of the Shares will be issued and sold to an Interested Stockholder of the Company or an Affiliate thereof, all as defined in Subtitle 6 of Title 3 of the Maryland General Corporation Law (the “MGCL”), in violation of Section 3-602 of the MGCL;

(f)                                   none of the Shares will be issued or transferred in violation of the provisions of Article VI of the Charter of the Company captioned “Restriction on Transfer, Acquisition and Redemption of Shares”;

(g)                                  the aggregate gross sales price of all of the Shares issued and sold pursuant to the Citigroup Sales Agreement and the J.P. Morgan Sales Agreement will not exceed $45,356,605, and the aggregate number of Shares issued and sold pursuant to the Citigroup Sales Agreement and the J.P. Morgan Sales Agreement will not exceed the maximum number authorized for issuance and sale in the Directors’ Resolutions;

(h)                                 the price per share to be received by the Company for each Share issued and sold pursuant to the Citigroup Sales Agreement and/or the J.P. Morgan Sales Agreement (net of sales agent commissions) will be determined in accordance with, and will not be less than the minimum price per share set forth in, the Directors’ Resolutions;

(i)                                     from July 27, 2011 through the date hereof, 2,610,048 shares of Common Stock have been issued and sold pursuant to the Citigroup Sales Agreement and the J.P. Morgan Sales Agreement for a total aggregate gross sales price of $204,643,395; and

(j)                                    upon each issuance of any of the Shares subsequent to the date hereof, the total number of shares of Common Stock of the Company issued and outstanding, after giving effect to such issuance of such Shares, will not exceed the total number of shares of Common Stock that the Company is authorized to issue under its Charter.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

1.                                      The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

2.                                      The issuance of the Shares has been duly authorized by all necessary corporate action on the part of the Company, and when such Shares are issued and delivered by the Company in exchange for the consideration therefor, in accordance with the terms of the Directors’ Resolutions and the Citigroup Sales Agreement and/or the J.P. Morgan Sales Agreement, such Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law.  We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers.  To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention.  We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to your filing this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares.  We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled “Legal Matters”.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr LLP